LAW OFFICES OF
                             DECHERT PRICE & RHOADS
                              1775 Eye Street, N.W.
                            Washington, DC 20006-2401
                             Telephone: 202-261-3300
                                Fax: 202-261-3333


                                  June 9, 1999



MAP-Equity Fund
520 Broad Street
Newark, NJ  07102-3111

The MainStay Funds
  on behalf of MainStay MAP Equity Fund
51 Madison Avenue
New York, NY  10010

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to the MAP-Equity Fund ("Reorganizing Fund"), a Delaware corporation, to the holders of the shares of common stock of Reorganizing Fund (the "Reorganizing Fund shareholders"), and to the MainStay MAP Equity Fund ("Successor Fund"), a series of The MainStay Funds, in connection with the proposed transfer of all of the assets of Reorganizing Fund to Successor Fund in exchange solely for voting shares of beneficial interest of Successor Fund and the assumption by Successor Fund of all of the liabilities of Reorganizing Fund, followed by the distribution of such Successor Fund shares by Reorganizing Fund in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of April 30, 1999 (the "Reorganization").

         For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14 filed by The MainStay Funds with the Securities and Exchange Commission on March 25, 1999, amended as of April 23, 1999, and submitted to Reorganizing Fund shareholders, (3) the facts and representations contained in the two letters dated June 9, 1999, addressed to us from the MAP-Equity Fund and from The MainStay Funds on behalf of Successor Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

         Based upon the foregoing, it is our opinion that:

         (1) The acquisition by Successor Fund of all of the assets of Reorganizing Fund in exchange solely for Successor Fund shares and the assumption of Reorganizing Fund's liabilities, followed by the distribution of such Successor Fund shares to the Reorganizing Fund shareholders in exchange for their Reorganizing Fund shares in complete liquidation of Reorganizing Fund, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Successor Fund and Reorganizing Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized to Reorganizing Fund upon the transfer of substantially all of its assets to Successor Fund in exchange solely for Successor Fund shares and the assumption of Reorganizing Fund's liabilities by Successor Fund, or upon the distribution to the Reorganizing Fund shareholders of the Successor Fund shares.

         (3) No gain or loss will be recognized by Successor Fund upon the receipt of Reorganizing Fund's assets in exchange for Successor Fund shares and the assumption by Successor Fund of Reorganizing Fund's liabilities.

         (4) The basis of the assets of Reorganizing Fund in the hands of Successor Fund will be, in each instance, the same as the basis of those assets in the hands of Reorganizing Fund immediately prior to the Reorganization exchange.

         (5) The holding period of Reorganizing Fund's assets in the hands of Successor Fund will include the period during which the assets were held by Reorganizing Fund.

         (6) No gain or loss will be recognized to the Reorganizing Fund shareholders upon the receipt of Successor Fund shares solely in exchange for Reorganizing Fund shares.

         (7) The basis of the Successor Fund shares received by the Reorganizing Fund shareholders will be the same as the basis of the Reorganizing Fund shares surrendered in exchange therefor.

         (8) The holding period of the Successor Fund shares received by the Reorganizing Fund shareholders will include the holding period of the Reorganizing Fund shares surrendered in exchange therefor, provided that such Reorganizing Fund shares were held as capital assets in the hands of the Reorganizing Fund shareholders upon the date of the exchange.

         We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                                Very truly yours,



                                /s/ Dechert Price & Rhoads